                                                                     EXHIBIT 5.2

                               [GDC&C Letterhead]

                                                               December 23, 2004

Splinex Technology Inc.
550 W. Cypress Creek Road, Suite 410
Fort Lauderdale FL 33309

Ladies and Gentlemen:

      We are familiar with the Registration Statement on Form S-1 (the "Registration Statement") filed by Splinex Technology Inc., a Delaware corporation (the "Company") relating to the (i) issuance of 5,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") to Ener1, Inc. pursuant to the Merger Agreement dated as of June 9, 2004, as amended from time to time, by and among the Company, Ener1, Inc. and Ener1 Acquisition Corp. (the "Merger Agreement") and (ii) the issuance of 171,724 shares of Common Stock to holders of securities convertible into the common stock of Ener1, Inc., par value $0.01 per share, that have the right to receive shares of Common Stock upon the conversion of such convertible securities.

      We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

      Based on the foregoing and in reliance thereon, and subject to (a) completion of the corporate and stockholder action required to be taken by the Company and its stockholders in order to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock as described in the Registration Statement, (b) the filing of a Certificate of Merger in the form attached as Exhibit A to the Merger Agreement with the office of the Secretary of State of the State of Delaware and the acceptance of such filing by the office of the Secretary of State of the State of Delaware and (c) the qualifications and limitations set forth below, we are of the opinion that:

1. The 5,000,000 shares of Common Stock to be issued to Ener1, Inc. pursuant to the Merger Agreement have been duly authorized and will, upon issuance in accordance with the terms of the Merger Agreement, be validly issued, fully paid and non-assessable.

2. The 171,724 shares of Common Stock to be issued to holders of securities convertible into the common stock of Ener1, Inc., par value $0.01 per share, that have the right to receive shares of Common Stock upon the conversion of such convertible securities have been duly authorized and will, upon issuance in accordance with the terms of the Merger Agreement, be validly issued, fully paid and non-assessable.

      The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or prior to the time of issuance of the Common Stock:

      (a) The Certificate of Incorporation and bylaws of the Company will not be amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein); and

      (b) the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective under the Act and such effectiveness shall not have been terminated or rescinded.

      This opinion is limited to the present corporate laws of the State of Delaware and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion as to matters involving the laws of any jurisdiction other than the State of Delaware. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

      This opinion may not be quoted in whole or in part without the prior written consent of this Firm.

      This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           GIBSON, DUNN & CRUTCHER LLP

                                        2